Exhibit 99.1
DENBURY REPORTS THIRD QUARTER 2013 RESULTS

PLANO, TX – November 5, 2013 – Denbury Resources Inc. (NYSE: DNR) ("Denbury" or the "Company") today announced adjusted net income (a non-GAAP measure)(1) of $165 million for the third quarter of 2013, or $0.45 per diluted share. Third quarter of 2013 net income (the GAAP measure) was $102 million, or $0.28 per diluted share, on record high quarterly revenues of $674 million. Adjusted net income for the third quarter of 2013 differs from GAAP net income for the quarter primarily due to the adjusted amount showing net income without a pre-tax expense of $80 million for the noncash fair value changes in Denbury’s commodity derivative contracts and without $28 million of pre-tax lease operating expenses related to the remediation of an area within the Denbury-operated Delhi Field following a release of well fluids in the second quarter of 2013.

Sequential and year-over-year comparisons of selected financial items are shown in the following table:

	Quarter Ended
(in millions, except per share amounts)	Sep. 30, 2013	June 30, 2013(3)	Sep. 30, 2012
Revenues	$674	$645	$595
Net income (GAAP measure)	$102	$130	$85
Adjusted net income (1)	$165	$151	$127
Net income per diluted share	$0.28	$0.35	$0.22
Adjusted net income per diluted share (1)	$0.45	$0.41	$0.33
Cash flow from operations (GAAP measure)	$305	$438	$294
Adjusted cash flow from operations (1)(2)	$352	$309	$350

Adjusting for the impact of noncash derivative fair value changes and other certain items including Delhi Field remediation expenses, the improvement in adjusted net income from the prior-year quarter was primarily the result of an increase in realized oil prices, partially offset by a slight decrease in production volumes, with the latter primarily due to the net impact of the Bakken asset sale and exchange in the fourth quarter of 2012 preceding the Cedar Creek Anticline acquisition in the first quarter of 2013.

(1)	See accompanying Schedules that reconcile GAAP to non-GAAP measures along with a statement indicating why the Company believes the non-GAAP measures provide useful information for investors.

(2)	Adjusted cash flow from operations reflects cash flow from operations before working capital changes but is not adjusted for nonrecurring items, such as the Delhi Field remediation expenses.

(3)	The GAAP to non-GAAP reconciliations for the quarter ended June 30, 2013 are part of the Company’s second quarter 2013 earnings release which is an exhibit to its August 6, 2013 Form 8-K.

Management Comment

Phil Rykhoek, Denbury’s President and CEO, commented: "We reported sequential improvement in our quarterly financial results as the benefit of higher realized oil prices more than offset the impact of the modest expected sequential production decline that was partly related to a shutdown of carbon dioxide injections into a portion of Delhi Field due to remediation work. Our remediation efforts at Delhi Field are progressing well and we have resumed carbon dioxide injections into areas surrounding the impacted area of the field and thus anticipate the field’s oil production to gradually increase during the fourth quarter of 2013. We continue to expect Company-wide production to resume its sequential growth in the fourth quarter of 2013, driven by anticipated tertiary production growth at Hastings, Heidelberg, Bell Creek, and Oyster Bayou fields, and currently expect our full-year 2013 tertiary and total production to be slightly above the mid-point of our estimated production ranges.

“Our Rocky Mountain operations reached a significant milestone in the third quarter with our first Rocky Mountain tertiary oil production sales. We anticipate the planned expansion of our carbon dioxide flood at Bell Creek Field to drive tertiary oil production growth from that field for many years to come. Also, we continued to execute our opportunistic share repurchase program in the third quarter and have now acquired about 11% of our common shares outstanding at the time we initiated the program about two years ago, at an average cost of just under $15.50 per share, which has improved our per-share metrics.

“At our upcoming annual analyst day, we look forward to announcing our initial 2014 production and capital expenditure estimates, along with the outcome of our review and analysis of various options for distributing the significant amount of free cash flow we currently anticipate generating in the future to our shareholders, and whether we can accelerate any such cash distributions.”

Production

Production for the third quarter of 2013 averaged 71,531 barrels of oil equivalent per day (“BOE/d”), which included 37,513 barrels per day (“Bbls/d”) of oil from tertiary properties and 34,018 BOE/d from non-tertiary properties. Tertiary oil production was up approximately 8%, or 2,727 Bbls/d, from the prior-year quarter, but 1,239 Bbls/d less than levels in the second quarter of 2013. The year-over-year quarterly tertiary production increase was primarily due to production growth in response to continued field development and expansion of facilities in the Gulf Coast region carbon dioxide (“CO2”) floods of Oyster Bayou, Hastings, Delhi, and Heidelberg fields combined with initial production from Denbury’s first Rocky Mountain region CO2 flood of Bell Creek Field, partially offset by normal declines in mature tertiary fields. The sequential quarterly decline in tertiary oil production was primarily due to decreased production at Delhi and Hastings fields and normal declines in mature tertiary fields, which was partly offset by increased production at Oyster Bayou and Heidelberg fields and initial production from Bell Creek Field. Hastings Field’s tertiary production was negatively impacted in the third quarter of 2013 by facility repair and maintenance related downtime and is expected to increase in the fourth quarter.

Non-tertiary oil equivalent production was down 10%, or 3,972 BOE/d, from the year-ago quarter and down 4%, or 1,282 BOE/d, from levels in the second quarter of 2013. The year-over-year quarterly decrease was primarily related to the net impact of the asset sales and acquisitions that were part of the Company’s Bakken asset sale and exchange and Cedar Creek Anticline acquisition, and the normal decline in non-tertiary field production. The sequential quarterly decrease in non-tertiary oil equivalent production was primarily driven by a decline in production from the Company’s Cedar Creek Anticline assets due to a combination of normal production declines, above normal levels of weather issues and repair related downtime, and a higher net profits interest of a third party due to higher realized oil prices.

Review of Financial Results

Oil and natural gas revenues, excluding the impact of derivative contracts, increased 13% when comparing the third quarters of 2013 and 2012, due to an increase in realized commodity prices. Denbury’s average realized oil price, excluding derivative contracts, was $105.91 in the third quarter of 2013, compared to $93.09 in the prior year third quarter. Denbury’s oil price differential (the difference between the average price at which the Company sold its production and the average NYMEX price) decreased modestly from the prior year third quarter level as improvements in the Rocky Mountain region differentials were more than offset by a decrease in the Company’s realized Gulf Coast region premium. Company-wide oil price differentials in the third quarter of 2013 were $0.03 per barrel (“Bbl”) below NYMEX prices, compared to $0.80 per Bbl above NYMEX in the prior year third quarter. During the third quarter of 2013, the Company sold approximately 44% of its crude oil at prices based on the LLS index price, approximately 22% at prices partially tied to the LLS index price, and the balance at prices based on various other indexes tied to NYMEX prices, primarily in the Rocky Mountain region.

Lease operating expenses, excluding the Delhi Field remediation charge discussed below, increased 19% on a per-BOE basis to $23.24 per BOE in the third quarter of 2013 from $19.49 per BOE in the third quarter of 2012, primarily due to the exchange and acquisition of properties with proceeds from the Company’s Bakken area asset divestiture, which acquired properties have higher operating costs per BOE. Tertiary operating expenses, excluding the Delhi Field remediation charge, averaged $25.08 per Bbl in the third quarter of 2013, up from $23.50 per Bbl in the prior year third quarter. The increase primarily resulted from the expansion of the Company’s tertiary floods and higher CO2 expenses. Denbury’s average cost of CO2 increased from the prior-year quarter as a result of higher oil prices and the addition of anthropogenic CO2 supplies.

In the third quarter of 2013, Denbury increased by $28 million its current estimate of the known costs to remediate an area of Delhi Field impacted by a mid-June 2013 release of well fluids, bringing its total current estimate of known costs since discovery of the release to $98 million. These additional costs were included in third quarter lease operating expenses. Denbury maintains insurance coverage which the Company believes covers certain of the costs and damages related to the release. The Company currently estimates that one-third to two-thirds of its current cost estimate may be recoverable under its insurance policies.

General and administrative expenses totaled $36 million in the third quarter of 2013, down slightly from $38 million in the prior year third quarter. Interest expense, net of capitalized interest, in the third quarter of 2013 was $35 million, down from $38 million in the prior year third quarter. The impact of a $206 million increase in average debt outstanding from the third quarter of 2012 to the third quarter of 2013 was more than offset by a reduction in the Company’s average interest rate to 6.2% from 7.0%. The decrease in the average interest rate was the result of the Company refinancing its 9 1/2% and 9 3/4% senior subordinated notes with the issuance of 4 5/8% senior subordinated notes due 2023 during the first quarter of 2013. The amount of interest capitalized during the third quarter of 2013 was $20 million, little changed from the year-ago-quarter level but down from the second quarter of 2013 level of $23 million.

Denbury recorded a noncash pre-tax expense of $80 million in the third quarter of 2013 due to changes in the fair values of the Company’s derivative contracts, compared to a noncash pre-tax expense of $68 million on fair value changes in the prior year third quarter. Cash payments on the settlement of derivative contracts were less than $1 million in the third quarter of 2013 compared to cash receipts of $6 million in the prior year third quarter.

The Company’s overall depletion, depreciation and amortization rate was $19.08 per BOE in the third quarter of 2013, compared to $20.45 per BOE in the prior year third quarter. This decrease per BOE was primarily driven by the divestiture of the Company’s Bakken area assets during the fourth quarter of 2012, partially offset by the impact of the Cedar Creek Anticline acquisition in March of 2013.

Denbury’s effective tax rate for the third quarter of 2013 was 36%, below the Company’s estimated statutory rate of 38.5%, and current income taxes represented 28% of the total income tax provision in the third quarter of 2013, up from the prior-year quarter level of 8%. These changes were primarily due to differences between the Company’s 2012 tax provision and 2012 filed tax returns and a change in the expected completion date of the Riley Ridge gas processing facility, from the fourth quarter of 2013 to the first quarter of 2014.

2013 Production and Capital Expenditure Estimates and Share Repurchase Update

Denbury’s estimated 2013 production is unchanged from previously disclosed estimates shown in the following table. Based on actual year-to-date 2013 production and updated internal estimates, Denbury currently estimates that tertiary and total production will average slightly above the mid-point of the estimated production ranges shown in the table below:

Operating Area	2013 Estimated Production (BOE/d)
Tertiary	36,500 – 39,500
Cedar Creek Anticline	16,200
Other Rockies Non-Tertiary	5,400
Gulf Coast Non-Tertiary	10,600
Total Production	68,700 – 71,700

Denbury’s full-year 2013 capital expenditure budget is unchanged from the previously disclosed amounts of $1.06 billion plus approximately $160 million of estimated capitalized costs (including capitalized internal acquisition, exploration and development costs; capitalized interest; and pre-production startup costs associated with new tertiary floods). Of this combined capital expenditure amount of $1.22 billion, $843 million or approximately 70%, has been spent through the third quarter of 2013. Denbury generated over $1 billion of cash flow from operations during the nine months ended September 30, 2013, and currently expects cash flow from operations to exceed capital expenditures in 2013.

Denbury continues to repurchase shares from time to time under its share repurchase program, acquiring a total of 11.7 million shares in 2013 through the end of the third quarter for $200 million, which was primarily funded with cash flow from operations. Total purchases under such program since its commencement in October 2011 through the end of the third quarter of 2013 have been 42.8 million shares, or about 11% of shares outstanding at September 30, 2011, at an average cost of just under $15.50 per share. As of the end of the third quarter, another $109 million of share repurchases remained authorized and there is no set expiration date for the program and no requirement that the entire authorized amount be used.

Conference Call and Annual Analyst Day Presentation

Denbury will host a conference call to review and discuss third quarter 2013 financial and operating results and guidance for the remainder of 2013 today, Tuesday, November 5, at 10:00 A.M. (Central). Individuals who would like to participate should dial 800.230.1096 or 612.332.0725 ten minutes before the scheduled start time and provide the confirmation number 260592 to the operator. To access a live audio webcast of the conference call, please visit the investor relations section of the Company’s website at www.denbury.com. The audio webcast will be archived on the website for at least 30 days, and a telephonic replay will be accessible for one month after the call by dialing 800.475.6701 or 320.365.3844 and entering confirmation number 260592.

Denbury will host its annual analyst day in Houston on Monday, November 11, 2013. Management’s presentation at the annual analyst day, including operating and financial guidance for 2014, is scheduled to begin at 1:00 P.M. (Central). A live audio webcast of management’s presentation will be available on the Company’s website. The slides for management’s presentation and a news release summarizing the key strategic themes of that presentation, including the outcome of the Company’s review and analysis of various options for distributing expected significant amounts of future free cash flow to shareholders, will be published to the Company’s website on Sunday, November 10, 2013. The audio webcast and slide presentation will be archived on the Company’s website for at least 30 days.

Denbury is a growing domestic independent oil and natural gas company. The Company's primary focus is on enhanced oil recovery utilizing carbon dioxide and its operations are focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. Denbury is the largest combined oil and natural gas producer in both Mississippi and Montana, and owns the largest reserves of carbon dioxide used for tertiary oil recovery east of the Mississippi River. The Company's goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to tertiary recovery operations. For more information about Denbury, please visit www.denbury.com.

# # #

This press release, other than historical financial information, contains forward-looking statements that involve risks and uncertainties, including estimated 2013 production and capital expenditures, estimated expenses related to remediation of the Denbury-operated Delhi Field and estimated ranges of potential insurance recoveries of these expenses, estimated cash generated from operations in 2013 and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including Denbury's most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.

DENBURY CONTACTS:
Phil Rykhoek, President and CEO, 972.673.2000
Mark Allen, Senior Vice President and CFO, 972.673.2000
Jack Collins, Executive Director, Finance and Investor Relations, 972.673.2028

Financial and Statistical Data Tables and Reconciliation Schedules

Following are unaudited financial highlights for the comparative three and nine months ended September 30, 2013 and 2012. All production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted to equivalent barrels at 6:1.

DENBURY RESOURCES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

The following information is based on GAAP reported earnings, with additional required disclosures included in the Company's Form 10-Q:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In thousands, except per share data	2013	2012	2013	2012
Revenues and other income
Oil sales	$659,674	$579,429	$1,855,006	$1,790,326
Natural gas sales	7,129	8,727	23,638	23,472
CO2 sales and transportation fees	6,739	7,160	19,859	19,256
Interest income and other income	11,293	5,055	19,502	14,214
Total revenues and other income	684,835	600,371	1,918,005	1,847,268
Expenses
Lease operating expenses	180,967	130,485	542,067	392,960
Marketing expenses	13,131	14,728	36,259	37,776
CO2 discovery and operating expenses	4,120	1,176	11,261	8,443
Taxes other than income	49,267	40,012	132,218	122,518
General and administrative expenses	35,969	38,198	111,240	109,631
Interest, net of amounts capitalized of $19,768, $19,437, $64,752, and $57,357, respectively	34,501	37,827	101,137	115,745
Depletion, depreciation, and amortization	125,595	136,935	365,400	390,119
Derivatives expense (income)	80,446	61,631	46,874	(32,203)
Loss on early extinguishment of debt	—	—	44,651	—
Impairment of assets	—	—	—	17,515
Other expenses	1,474	—	14,292	23,272
Total expenses	525,470	460,992	1,405,399	1,185,776
Income before income taxes	159,365	139,379	512,606	661,492
Income tax provision
Current income taxes	16,019	4,342	23,367	33,834
Deferred income taxes	41,292	49,670	169,634	216,959
Net income	$102,054	$85,367	$319,605	$410,699

Net income per common share
Basic	$0.28	$0.22	$0.87	$1.06
Diluted	$0.28	$0.22	$0.86	$1.05
Weighted average common shares outstanding
Basic	366,088	387,512	368,101	387,015
Diluted	369,142	390,909	371,316	390,854

DENBURY RESOURCES INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Reconciliation of net income (GAAP measure) to adjusted net income (non-GAAP measure)(1):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In thousands	2013	2012	2013	2012
Net income (GAAP measure)	$102,054	$85,367	$319,605	$410,699
Noncash fair value adjustments on commodity derivatives	79,784	67,900	46,212	(19,842)
Interest income and other income – noncash fair value adjustment – contingent liability	(7,500)	—	(7,500)	—
Lease operating expenses – Delhi Field remediation	28,000	—	98,000	—
Loss on early extinguishment of debt	—	—	44,651	—
Impairment of assets	—	—	—	17,515
CO2 discovery and operating expenses – CO2 exploration costs	303	—	835	4,925
Other expenses – helium contract-related charges	1,207	—	9,207	8,000
Other expenses – cumulative effect of equipment lease correction	—	—	—	8,452
Other expenses – acquisition transaction costs	—	—	2,414	—
Other expenses – allowance for collectability on outstanding loans	—	—	—	3,683
Other expenses – loss on sale of Vanguard common units	—	—	—	3,137
Estimated income taxes on above adjustments to net income	(39,190)	(25,802)	(74,620)	(9,832)
Adjusted net income (non-GAAP measure)	$164,658	$127,465	$438,804	$426,737

(1)	See "Non-GAAP Measures" at the end of this report.

Reconciliation of cash flow from operations (GAAP measure) to adjusted cash flow from operations (non-GAAP measure)(1):

	Three Months Ended		Nine Months Ended
In thousands	September 30,		September 30,
	2013	2012	2013	2012
Net income (GAAP measure)	$102,054	$85,367	$319,605	$410,699
Adjustments to reconcile to adjusted cash flow from operations:
Depletion, depreciation, and amortization	125,595	136,935	365,400	390,119
Deferred income taxes	41,292	49,670	169,634	216,959
Stock-based compensation	8,103	7,413	23,774	22,662
Noncash fair value adjustments on commodity derivatives	79,784	67,900	46,212	(19,842)
Loss on early extinguishment of debt	—	—	44,651	—
Impairment of assets	—	—	—	17,515
Other	(5,141)	2,955	7,095	26,193
Adjusted cash flow from operations (non-GAAP measure)	351,687	350,240	976,371	1,064,305
Net change in assets and liabilities relating to operations	(46,222)	(56,734)	35,838	(38,179)
Cash flow from operations (GAAP measure)	$305,465	$293,506	$1,012,209	$1,026,126

(1)	See "Non-GAAP Measures" at the end of this report.

DENBURY RESOURCES INC.
OPERATING HIGHLIGHTS (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Average Daily Volumes (BOE/d) (6:1)	2013	2012	2013	2012
Tertiary oil production
Gulf Coast region
Mature properties:
Brookhaven	2,224	2,460	2,289	2,750
Eucutta	2,504	2,782	2,593	2,914
Mallalieu	2,042	2,181	2,105	2,408
Other mature properties (1)	6,761	7,347	7,262	7,740
Delhi	4,517	3,813	5,269	4,005
Hastings	3,699	2,794	3,888	1,779
Heidelberg	4,553	3,716	4,217	3,707
Oyster Bayou	3,213	1,540	2,664	1,241
Tinsley	7,951	8,153	8,132	7,874
Total Gulf Coast region	37,464	34,786	38,419	34,418
Rocky Mountain region
Bell Creek	49	—	16	—
Total Rocky Mountain region	49	—	16	—
Total tertiary oil production	37,513	34,786	38,435	34,418
Non-tertiary oil and gas production
Gulf Coast region
Mississippi	2,692	3,401	2,689	4,018
Texas	6,548	5,173	6,723	4,476
Other	1,087	1,137	1,116	1,242
Total Gulf Coast region	10,327	9,711	10,528	9,736
Rocky Mountain region
Cedar Creek Anticline	18,872	8,490	15,888	8,507
Other	4,819	3,037	4,979	3,115
Total Rocky Mountain region	23,691	11,527	20,867	11,622
Total non-tertiary production	34,018	21,238	31,395	21,358
Total continuing production	71,531	56,024	69,830	55,776
Properties disposed:
Bakken area assets	—	16,752	—	15,835
2012 Non-core asset divestitures	—	—	—	606
Total production	71,531	72,776	69,830	72,217

(1)	Other mature properties include Cranfield, Little Creek, Lockhart Crossing, Martinville, McComb and Soso fields.

DENBURY RESOURCES INC.
OPERATING HIGHLIGHTS (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Production (daily – net of royalties):
Oil (barrels)	67,705	67,655	65,755	67,331
Gas (mcf)	22,957	30,724	24,451	29,318
BOE (6:1)	71,531	72,776	69,830	72,217
Unit sales price (excluding derivative settlements):
Oil (per barrel)	$105.91	$93.09	$103.34	$97.04
Gas (per mcf)	3.38	3.09	3.54	2.92
BOE (6:1)	101.32	87.84	98.55	91.66
Unit sales price (including derivative settlements):
Oil (per barrel)	$105.80	$92.99	$103.30	$96.52
Gas (per mcf)	3.38	5.53	3.54	5.65
BOE (6:1)	101.22	88.77	98.52	92.29

DENBURY RESOURCES INC.
PER-BOE DATA (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Oil and natural gas revenues	$101.32	$87.84	$98.55	$91.66
Gain (loss) on settlements of derivative contracts	(0.10)	0.93	(0.03)	0.63
Lease operating expenses – excluding Delhi Field remediation	(23.24)	(19.49)	(23.29)	(19.86)
Lease operating expenses – Delhi Field remediation	(4.26)	—	(5.14)	—
Production and ad valorem taxes	(7.00)	(5.59)	(6.43)	(5.80)
Marketing expenses, net of third party purchases	(1.39)	(1.52)	(1.45)	(1.48)
Production netback	65.33	62.17	62.21	65.15
CO2 sales, net of operating and exploration expenses	0.39	0.89	0.45	0.54
General and administrative expenses	(5.47)	(5.71)	(5.84)	(5.54)
Interest expense, net	(5.24)	(5.65)	(5.31)	(5.85)
Other	(1.57)	0.61	(0.29)	(0.51)
Changes in assets and liabilities relating to operations	(7.02)	(8.47)	1.88	(1.93)
Cash flow from operations	46.42	43.84	53.10	51.86
DD&A	(19.08)	(20.45)	(19.17)	(19.72)
Deferred income taxes	(6.28)	(7.42)	(8.89)	(10.96)
Loss on early extinguishment of debt	—	—	(2.34)	—
Noncash commodity derivative adjustments	(12.12)	(10.13)	(2.42)	1.00
Impairment of assets	—	—	—	(0.89)
Other noncash items	6.57	6.91	(3.51)	(0.53)
Net income	$15.51	$12.75	$16.77	$20.76

DENBURY RESOURCES INC.
CAPITAL EXPENDITURE SUMMARY (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In thousands	2013	2012	2013	2012
Capital expenditures by project:
Tertiary oil fields	$129,432	$94,065	$449,130	$340,698
CO2 pipelines	18,596	31,623	39,363	114,738
CO2 sources (1)	38,743	54,740	114,240	186,836
Other areas	50,756	147,185	175,687	452,720
Capitalized interest	19,768	19,437	64,752	57,357
Capital expenditures before acquisitions	257,295	347,050	843,172	1,152,349
Less: recoveries from sale/leaseback transactions	—	(1,971)	—	(35,102)
Net capital expenditures excluding acquisitions	257,295	345,079	843,172	1,117,247
Property acquisitions (2)	(4,952)	1,651	1,062,607	369,580
Capital expenditures, net of sale/leaseback transactions	$252,343	$346,730	$1,905,779	$1,486,827

(1)	Includes capital expenditures related to the Riley Ridge gas plant.

(2)
Property acquisitions during the nine months ended September 30, 2013 and 2012 include capital expenditures of approximately $1.1 billion and $0.2 billion, respectively, related to acquisitions during the period that are not reflected as an Investing Activity on our Unaudited Condensed Consolidated Statements of Cash Flows due to the movement of proceeds through a qualified intermediary.

DENBURY RESOURCES INC.
CASH PROCEEDS FROM PROPERTY SALES (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In thousands	2013	2012	2013	2012
Net proceeds from sales of properties and equipment (1)	$816	$1,671	$6,312	$246,518

(1)
For the nine months ended September 30, 2012, includes $212.5 million of cash from the sale of non-core assets which was held by a qualified intermediary in support of a like-kind-exchange transaction to fund a portion of the acquisition cost of Thompson Field.

DENBURY RESOURCES INC.
SUMMARY OF INCOME (EXPENSE) FROM DERIVATIVE CONTRACTS (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In thousands	2013	2012	2013	2012
Cash receipt (payment) on settlements of derivative contracts	$(662)	$6,269	$(662)	$12,361
Noncash fair value adjustments on derivatives – income (expense)	(79,784)	(67,900)	(46,212)	19,842
Total income (expense) from commodity derivative contracts	$(80,446)	$(61,631)	$(46,874)	$32,203

DENBURY RESOURCES INC.
SELECTED BALANCE SHEET AND CASH FLOW DATA (UNAUDITED)

	September 30,	December 31,
In thousands	2013	2012
Cash and cash equivalents	$26,548	$98,511
Restricted cash	—	1,050,015
Total assets	11,609,645	11,139,342

Borrowings under bank credit facility	$310,000	$700,000
Borrowings under senior subordinated notes (principal only)	2,600,080	2,051,350
Financing and capital leases	364,451	394,504
Total debt (principal only)	$3,274,531	$3,145,854

Total stockholders' equity	$5,272,828	$5,114,889

	Nine Months Ended
	September 30,
In thousands	2013	2012
Cash provided by (used in):
Operating activities	$1,012,209	$1,026,126
Investing activities	(951,703)	(1,237,972)
Financing activities	(132,469)	217,187

Non-GAAP Measures

Adjusted net income is a non-GAAP measure provided as a supplement to present an alternative net income measure which excludes expense and income items (and their related tax effects) not directly related to the Company’s ongoing operations. The excluded items for the periods presented are those which reflect the fair value adjustments on the Company’s derivative contracts, adjustments to the Company’s current estimate of known Delhi Field remediation expenses, helium contract-related charges, impairment of assets, the portion of CO2 discovery and operating expenses attributable to exploration costs, transaction-related expenses, and the cost of early debt extinguishment. Management believes that adjusted net income may be helpful to investors, and is widely used by the investment community, while also being used by management, in evaluating the comparability of the Company’s ongoing operational results and trends. Adjusted net income should not be considered in isolation or as a substitute for net income reported in accordance with GAAP, but rather to provide additional information useful in evaluating the Company’s operational trends and performance.

Adjusted cash flow from operations is a non-GAAP measure that represents cash flow provided by operations before changes in assets and liabilities, as summarized from the Company’s Consolidated Statements of Cash Flows. Adjusted cash flow from operations measures the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. Management believes that it is important to consider this additional measure, along with cash flow from operations, as it believes the non-GAAP measure can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs and so forth, without regard to whether the earned or incurred item was collected or paid during that period.